BOOZ ALLEN HAMILTON NAMES HORACIO ROZANSKI AS CHIEF OPERATING OFFICER

McLean, Virginia, February 23, 2011 — Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has named Horacio D. Rozanski as Executive Vice President and Chief Operating Officer, effective immediately. Mr. Rozanski is a member of the firm’s leadership team and previously held the position of Executive Vice President and Chief Strategy & Talent Officer. His appointment as COO recognizes the responsibilities Mr. Rozanski has already been performing, and he will now lead the firm’s Operations Committee that he previously co-chaired.

“This new position recognizes the broad scope of Horacio’s responsibilities and impact in our firm. He will work closely with me and with Chief Financial Officer Sam Strickland to more tightly execute the firm’s strategy, driving operational excellence and efficiencies,” said Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President. The responsibilities and reporting relationships for the firm’s CEO and CFO positions remain unchanged.

In his prior role as Chief Strategy & Talent Officer at Booz Allen Hamilton, Mr. Rozanski has been responsible for overall strategy and people programs.  He played a key role in major strategic initiatives including the 2008 separation of Booz Allen’s core businesses and investment by The Carlyle Group, and the development of on-going growth strategies for major markets.

Mr. Rozanski joined the firm in 1992 to focus on marketing and channel strategy across a range of industries. He was elected vice president in 1999, and appointed Chief Personnel Officer in 2002. During Mr. Rozanski’s tenure, Booz Allen has grown its staff to over 25,000, and has garnered significant awards and recognition for its people programs.

Mr. Rozanski holds an MBA with high honors from the University of Chicago and a BBA (summa cum laude) from the University of Wisconsin Eau Claire. He sits on the boards of directors for the Wolf Trap Foundation for the Performing Arts and the Hidden Brain Drain task force.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in the defense, intelligence, and civil markets. Booz Allen Hamilton is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of $5.45 billion for the 12 months ended December 31, 2010.

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